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                                                                   EXHIBIT 10.16

June 17, 2004

Donald M. Halsted, III
[Personal Information Omitted]

Dear Don:

It is my pleasure to extend to you an offer of employment with 3Com Corporation ("3Com" or the "Company") as Senior Vice President - Finance in the Finance organization. You will work out of the Company's Marlborough, Massachusetts office, initially reporting directly to Mark Slaven. Your start date is to be determined but will be no later than August 2, 2004.

Your base salary will be $13,541.67, paid semi-monthly in accordance with the Company's regular payroll practices ($325,000.00 annualized). You will be eligible to participate in the Company's discretionary bonus plan, 3Bonus. Your 3Bonus target amount will be 65% of your base salary, payable semi-annually. Payments under the 3Bonus plan are discretionary and are based on various factors, including Company and individual performance.

You will receive an employee stock option grant of 425,000 shares of 3Com common stock subject to the necessary approvals; provided, however, that no stock options shall be deemed to have been granted until you have signed the Company's stock option agreement. The option price for the shares subject to this initial grant will be the closing stock price of 3Com common stock on the NASDAQ national market on your start date referenced above, or if the NASDAQ national market is closed on your start date, the closing stock price on the last trading day prior to your start date. You will also receive 50,000 shares of restricted stock. Your stock awards are subject to the terms and conditions of the 3Com Corporation 2003 Stock Plan and shall vest in equal amounts annually over four
(4) years from your start date.

In addition, as a signing bonus, you will receive 30,000 shares of restricted stock which shall vest in equal amounts annually over two (2) years from your start date. This grant shall be otherwise subject to the terms and conditions of the 3Com Corporation 2003 Stock Plan.

3Com also offers a competitive complement of benefits. You will be eligible to accrue 20 days of Personal Time Off per year, subject to the terms and conditions of the Company's Personal Time Off policy. 3Com also has 11 Company-recognized/assigned paid holidays and provides employees with 2 personal floating holidays. In addition, you will be eligible to participate in the Company's standard benefit plans, including Company-sponsored insurance plans, the Company's Employee Stock Purchase Program, and the Company's 401(k) plan, subject to the terms and conditions of the policies and/or plan documents governing those benefit programs. The Company reserves the right to amend, modify and/or terminate its benefit programs at its discretion, subject to all applicable laws and regulations.

As discussed with you, Mark Slaven is expected to transition out of his position as the Company's Chief Financial Officer effective on or about August 27, 2004, the end of Q1 of FY 2005. Upon the effective date of Mark's transition, your title will change to Executive Vice President - Finance and Chief Financial Officer and you will at that time report directly to Bruce Claflin. At that time, you will be
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eligible to participate in benefit programs available to the Company's Section
16 officers, including, without limitation, the Company's Section 16 Severance Plan, all as amended. In the event that Mark Slaven's transition out of the Chief Financial Officer position does not become effective on or before October 1, 2004 or your title does not change for reasons other than "cause", you will be eligible to resign employment with 3Com and receive severance benefits in accordance with the Company's Section 16 Officer Severance Plan provided that the Company receives written notice of your resignation no later than October 31, 2004. The provision set forth in the previous sentence expires upon the earlier of the change of your title to Executive Vice President - Finance and Chief Financial Officer or October 31, 2004.

This offer of employment is conditioned upon your signing the attached Employee Agreement regarding, among other things, confidentiality, non-competition, non-solicitation and assignment of inventions. In addition, this offer of employment is contingent upon your providing the Company with documentation of your ability to work in the United States, as required by the federal Immigration Reform and Control Act, no later than three days after your start date. This offer is also contingent upon the successful results of a background investigation. You will be required to sign an authorization for this purpose as part of the Company's employment application form, if you have not done so already. Providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with 3Com is on an at-will basis. This means that both you and 3Com can terminate the employment relationship at any time, for any reason or no reason, without notice. Nothing in this offer letter is intended to or shall be construed as a contract of employment for any fixed time.

The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment. This offer of employment is valid for a period of five working days from the date of this offer letter.

Please confirm your acceptance by signing and returning this letter. By signing this offer letter, you represent that you are not subject to any restrictions or covenants that would prevent or impede your performance of the duties and responsibilities of your position with 3Com and that your employment with 3Com will not violate or conflict with the terms of any employment, non-competition or other agreement with any previous employer or other entity.

Let me close by reaffirming our belief that the skill and background you bring to 3Com will be instrumental to the future success of the Company. 3Com believes that the single most important factor in our success has been our people. I look forward to working with you.

Sincerely,

/s/ Susan H. Bowman
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Susan H. Bowman
Senior Vice President, Human Resources

I accept 3Com's offer of employment based on the terms and conditions described in this offer letter.

/s/ DONALD M. HALSTED, III                                    June 19, 2004
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Signature                                                     Date